UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 14, 2008
Date of Report (Date of earliest event reported)

BEAR RIVER RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52827	98-0512569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

#253-280 Nelson Street Vancouver, British Columbia, Canada	V6B 2E2
(Address of principal executive offices)	(Zip Code)

(604) 646-1560
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.01     Changes in Control of Registrant

Bear River Resources, Inc. (the "Company") is aware that a change in control of the Company occurred effective on September 14, 2008, when John Dahle sold 4,400,000 shares of common stock, representing approximately 77.1% of the common stock and voting power of the Company, to Donald Prest, for consideration of approximately $12,000 from Mr. Prest's personal funds. This stock transfer was effective on the same date of the effectiveness of Mr. Dahle's resignation as President, Chief Executive Officer, Principal Executive Officer and as a director of the Company and Mr. Prest's appointment as President, Chief Executive Officer and Principal Executive Officer, as more fully described in Item 5.02 below.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on September 14, 2008, the Board of Directors of the Company accepted the resignation of John Dahle as President, Chief Executive Officer, Principal Executive Officer and a director of the Company.

On the same date, the Board of Directors of the Company accepted the consent of Donald Prest to serve as President, Chief Executive and Principal Executive Officer of the Company.

Mr. Prest currently serves as our Secretary, Treasurer, Chief Financial Officer and a director of the Company, and will continue to serve in such capacities.

As a result of the Board of Director's acceptance of the changes set forth above, the Company's sole director and officer is now Donald Prest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAR RIVER RESOURCES, INC.
Date: September 16, 2008.	"Donald Prest" Name: Donald Prest Title: President, Secretary, Treasurer, CEO, CFO, Principal Executive Officer, Principal Accounting Officer and Director

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